Exhibit 99.1

SEI Covered by SEC Short Selling Order

With respect to Release 34-58592 of the Securities and Exchange Commission, “Emergency Order Pursuant to Section 12(k)(2) of the Securities Exchange Act of 1934 Taking Temporary Action to Respond to Market Developments”, the SIC code of the Company is 6211, as reported in the Company’s Edgar Filings. Consequently, the Common Stock of the Company is covered by the order of the Commission described in that release restricting short sales.